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                                                                      EX-99. B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

           VANGUARD WHITEHALL FUNDS, INC. -- SELECTED VALUE PORTFOLIO



1. Average Annual Total Return (As of October 31, 1996)
        P (1 + T)(n) = ERV



     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   0.70%
           N =   *
         ERV =   $1,007.00



* Since Inception February 15, 1996



2. YIELD (30 Days Ended October 31, 1996)



                            a - b
                Yield = 2[( c X d    + 1)(6) - 1]
        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period

    Example     a = $102,482.20
                b = $56,125.28
                c = 9,018,807,453
                d = $10.03
             Yield = .62%